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                                                                      EXHIBIT 21

                SUBSIDIARIES OF SUPERCONDUCTOR TECHNOLOGIES INC.

Conductus, Inc., a Delaware corporation
STI Investments Limited, a British Virgin Islands company
Superconductor Investments (Mauritius) Limited, a Mauritius company